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                                  EXHIBIT 99.3



                     [Letterhead of Drummond Company, Inc.]




                                January 21, 1999



VIA FACSIMILE:  (205) 870-5146
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AND U.S. MAIL
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Mr. T. Morris Hackney
Citation Corporation
#2 Office Park Circle
Suite 204
Birmingham, Alabama 35223

Dear Morris:

     The purpose of this letter is to inform you that Drummond Company, Inc. will not exercise its option to acquire certain shares of Citation Corporation common stock currently held by you in accordance with the terms of the Call Option Agreement between Drummond and you, dated November 6, 1998. Accordingly, the Call Option Agreement is hereby terminated.

     Should you have any questions concerning the foregoing, please feel free to call me at 945-6518.

                                        Very truly yours,



                                        Guy K. Mitchell, Jr.
                                        Its President